Exhibit 3.1

THIRD RESTATED ARTICLES OF INCORPORATION

OF

ELECTRO SCIENTIFIC INDUSTRIES, INC.

(as amended through May 19, 2009)

The following version of the Third Restated Articles of Incorporation has been prepared for filing with the Securities and Exchange Commission, and includes all amendments reflected in Articles of Amendment filed with the Oregon Secretary of State through May 19, 2009.

ARTICLE I

The name of the corporation is Electro Scientific Industries, Inc. and its duration shall be perpetual.

ARTICLE II

The purposes for which the corporation is organized are:

1. To design, develop, manufacture, assemble, build, repair, maintain, service, lease, purchase or otherwise acquire, store, sell, exchange, or distribute electrical, mechanical, and scientific instruments, devices, supplies, software and accessories of every class and description.

2. To engage in any other lawful activity for which corporations may be organized under ORS Chapter 60.

ARTICLE III

1. The aggregate number of shares which the corporation shall have authority to issue is one hundred one million 101,000,000 shares, divided into one hundred million (100,000,000) shares of Common Stock, without par value, and one million (1,000,000) shares of No Par Serial Preferred Stock, without par value.

2. The preferences, limitations and relative rights of the shares of each class shall be as follows:

(i) No Par Serial Preferred Stock.

The corporation’s Board of Directors is authorized, subject to limitations prescribed by the Oregon Business Corporation Act, as amended from time to time (the “Act”), and by the provisions of this Article, to provide for the issuance of shares of No Par Serial Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

(a) The number of shares in and the distinguishing designation of that series;

(b) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

(c) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

(d) Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

(e) The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

(f) The rights of shares of that series in the event of voluntary or involuntary dissolution of the corporation, and the rights or priority of that series relative to the Common Stock and any other series of No Par Serial Preferred Stock on the distribution of assets on dissolution; and

(g) Any other rights, preferences and limitations of that series that are permitted by law to vary.

(ii) Common Stock. Subject to all the rights and preferences of the Preferred Stock, the Common Stock shall have the following rights and limitations:

(a) Dividends. Whenever there shall have been paid or set aside for payment to the holders of the outstanding shares of Preferred Stock and to the holders of outstanding shares of any other class of stock having preference over the Common Stock as to the payment of dividends the full amount of dividends and of sinking fund or purchase fund or other retirement payments, if any, to which holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors, provided that dividends payable in Common Stock or in any other class of stock ranking as to dividends and assets subordinate to the Preferred Stock may be paid without regard to the status of payments to the holders of Preferred Stock or other classes of stock.

(b) Voting Rights. Holders of Common Stock shall be entitled to one vote per share on any matter submitted to the shareholders.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of the shares of Preferred Stock and any other class of stock having preference over the Common Stock in the event of liquidation the full preferential amounts to which they are respectively entitled, the holders of the Common Stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets, shall be entitled to receive the remaining assets of the corporation available for distribution.

ARTICLE IV

No holder of shares or securities of the corporation now or hereafter authorized shall have any preemptive right or be entitled as of right to subscribe for, purchase or receive any unissued or treasury shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures, or other securities convertible into, or carrying options or warrants to purchase, shares of any class; but all such unissued or treasury shares of any class, or notes, bonds, debentures or other securities convertible into, or carrying options or warrants to purchase, shares of any class may be issued or disposed of by the Board of Directors to such persons and on such terms as it, in its absolute discretion, may deem advisable.

ARTICLE V

Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director. Any directorship to be filled by reason of an increase in the number of directors of the corporation may be filled by the affirmative vote of a majority of the number of directors fixed by the bylaws prior to such increase. Any such directorship not so filled by the directors shall be filled by election at the next annual meeting of shareholders or at a special meeting of shareholders called for that purpose.

ARTICLE VI

All or any number of directors of the corporation may be removed without cause at a meeting of shareholders called expressly for that purpose, only by the vote of the holders of two-thirds of the shares then entitled to vote at an election of directors. This provision shall not affect any right of the shareholders to remove a director for cause. This provision may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than two-thirds of the shares then entitled to vote at an election of directors.

ARTICLE VII

The corporation shall indemnify to the fullest extent then permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), amounts paid in settlement, judgments, penalties and fines reasonably and actually incurred in connection therewith. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to the action in another capacity while holding such office.

ARTICLE VIII

1. Whether or not a vote of stockholders is otherwise required, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of “Voting Stock” (as hereinafter defined) of the corporation shall be required for the approval or authorization of any “Business Transaction” (as hereinafter defined) with a “Related Person” (as hereinafter defined) or any Business Transaction in which a Related Person has an interest (except proportionately as a stockholder of the corporation); provided, however, that the two-thirds voting requirement shall not be applicable if either:

(i) The “Continuing Directors” (as hereinafter defined) of the corporation by at least a majority vote (a) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Related Person to become a Related Person, or (b) have expressly approved such Business Transaction; or

(ii) The cash or fair market value (as determined by at least a majority of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock of the corporation (other than the Related Person) in the Business Transaction is not less than the “Highest Purchase Price” (as hereinafter defined) paid by the Related Person involved in the Business Transaction in acquiring any of its holdings of the corporation’s Voting Stock acquired within the previous two years.

2. For purposes of this Article VIII:

(i) The term “Business Transaction” shall include, without limitation, (a) any merger, consolidation or plan of exchange of the corporation, or any entity controlled by or under common control with the corporation, with or into any Related Person, or any entity controlled by or under common control with such Related Person, (b) any merger, consolidation or plan of exchange of a Related Person, or any entity controlled by or under common control with such Related Person, with or into the corporation or any entity controlled by or under common control with the corporation, (c) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the property and assets of the corporation, or any entity controlled by or under common control with the corporation, to a Related Person, or any entity controlled by or under common control with such Related Person, (d) any purchase, lease, exchange, transfer or other acquisition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any Substantial Part of the property and assets of a Related Person or any entity controlled by or under common control with such Related Person, by the corporation, or any entity controlled by or under common control with the corporation, (e) any recapitalization of the corporation that would have the effect of increasing the voting power of a Related Person, (f) the issuance, sale, exchange or other disposition of any securities of the corporation, or of any entity controlled by or under common control with the corporation, by the corporation or by any entity controlled by or under common control with the corporation, (g) any liquidation, spinoff, splitoff, splitup or dissolution of the corporation, and (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

(ii) The term “Related Person” shall mean and include (a) any individual, corporation, association, trust, partnership or other person or entity (a “Person”) which, together with its “Affiliates” (as hereinafter defined) and “Associates” (as hereinafter defined), “Beneficially Owns” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at August 22, 1983) in the aggregate 25 percent or more of the outstanding Voting Stock of the corporation, and (b) any Affiliate or Associate (other than the corporation or a wholly owned subsidiary of the corporation) of any such Person. Two or more Persons acting in concert for the purpose of acquiring, holding or disposing of Voting Stock of the corporation shall be deemed a “Person.”

(iii) Without limitation, any share of Voting Stock of the corporation that any related Person has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, contract, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by such Related Person and to be outstanding for purposes of clause (ii) above.

(iv) For the purposes of subparagraph (ii) of paragraph 1 of Article VIII, the term “other consideration to be received” shall include, without limitation, Common Stock or other capital stock of the corporation retained by its existing stockholders, other than any Related Person or other Person who is a party to such Business Transaction, in the event of a Business Transaction in which the corporation is the survivor.

(v) The term “Voting Stock” shall mean all of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered as one class, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(vi) The term “Continuing Director” shall mean a director who was a member of the Board of Directors of the corporation on August 22, 1983; provided that any person becoming a director subsequent to August 22, 1983 whose election, or nomination for election by the corporation’s stockholders, was approved by a vote of at least a majority of the Continuing Directors shall be considered as though he or she were a director on August 22, 1983.

(vii) The term “Highest Purchase Price” shall mean the highest amount of consideration paid by the Related Person for a share of Common Stock of the corporation at any time regardless of whether the share was acquired before or after the Related Person became a Related Person; provided, however, that the Highest Purchase Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other readjustment in the number of outstanding shares of Common Stock of the corporation, or the declaration of a stock dividend thereon. The Highest Purchase Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by a Related Person with respect to the shares of Common Stock of the corporation acquired by such Related Person.

(viii) A Related Person shall be deemed to have acquired a share of the Voting Stock of the corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other Persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other Person or (b) the market price of the shares in question at the time when such Related Person became the Beneficial Owner thereof.

(ix) The term “Substantial Part” shall mean 15 percent or more of the fair market value of the total assets of the corporation, as reflected on the most recent balance sheet of the corporation existing at the time the stockholders of the corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

(x) The term “Affiliate,” used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(xi) The term “Associate,” used to indicate a relationship with a specified Person, shall mean (a) any entity of which such specified Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (b) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of such specified Person, or any relative of such spouse, who has the same home as such specified Person or who is a director or officer of the corporation or any of its subsidiaries, and (d) any Person who is a director or officer of such specified entity or any of its parents or subsidiaries (other than the corporation or an entity controlled by or under common control with the corporation).

3. For the purposes of this Article VIII, a majority of the Continuing Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (i) the number of shares of Voting Stock that any Person Beneficially Owns, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, contract, arrangement or understanding with another as to the matters referred to in subparagraph (2) (i) (h) or (2) (iii) hereof, (iv) the Highest Purchase Price paid by a Related Person, (v) whether the assets subject to any Business Transaction constitute a Substantial Part, (vi) whether any Business Transaction is one in which a Related Person has an interest (except proportionately as a stockholder of the corporation), and (vii) such other matters with respect to which a determination is required under this Article VIII.

4. The provisions set forth in this Article VIII may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock of the corporation.

ARTICLE IX

The Board of Directors shall have the power to alter, amend or repeal the bylaws of the corporation or to adopt new bylaws subject to repeal or change by the stockholders; provided, however, that the bylaws shall not be adopted, altered, amended or repealed in any respect by the stockholders of the corporation unless such action is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Common Stock of the corporation.

This Article IX may not be amended, altered, changed or repealed in any respect unless such action is approved by the holders of not less than 75 percent of the outstanding shares of Common Stock of the corporation.

ARTICLE X

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for conduct as a director; provided that this Article X shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

ARTICLE XI

This Article XI sets forth the designation, preferences, limitations and relative rights of a series of No Par Preferred Stock of the corporation as determined by the board of directors of the corporation pursuant to its authority under Oregon Revised Statutes 60.134 and Section 2(i) of Article III of these Articles of Incorporation.

1. Designation and Amount. The shares of such series shall be designated as “Series A No Par Preferred Stock” and the number of shares constituting such series shall be 400,000.

2. Dividends and Distributions.

(i) The holders of shares of Series A No Par Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the purpose, dividends in an amount per share equal to 100 (the “Adjustment Number”) multiplied by the aggregate per share amount of all cash dividends, and the Adjustment Number multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, without par value, of the corporation (the “Common Stock”) after the first issuance of any share or fraction of a share of Series A No Par Preferred Stock.

(ii) The corporation shall declare a dividend or distribution on the Series A No Par Serial Preferred Stock as provided in paragraph (i) above at the same time that it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(iii) Dividends shall not be cumulative. Unpaid dividends shall not bear interest. Dividends paid on the shares of Series A No Par Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

3. Voting Rights. Except as otherwise provided by law, shares of Series A No Par Preferred Stock shall be entitled to a number of votes equal to the Adjustment Number on any matter submitted to the shareholders and the Series A No Par Preferred Stock, any other series of Preferred Stock and the Common Stock shall vote together as one class.

4. Certain Restrictions.

(i) Whenever dividends or distributions payable on the Series A No Par Preferred Stock as provided in Section 2 have not been declared or paid for any fiscal year, until all such dividends and distributions for such fiscal year on shares of Series A No Par Preferred Stock outstanding shall have been declared and paid in full, the corporation shall not in such fiscal year

(a) declare or pay dividends on or make any other distributions on any shares of stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series A No Par Preferred Stock except dividends paid ratably on the Series A No Par Preferred Stock and-all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled and dividends or distributions payable in Common Stock;

(b) purchase or otherwise acquire for consideration any shares of Series A No Par Preferred Stock or any shares of stock ranking on a parity with the Series A No Par Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Restriction on Issuance of Shares; Reacquired Shares. The corporation shall not issue any shares of Series A No Par Preferred Stock except upon exercise of rights (the “Rights”) issued pursuant to the Rights Agreement dated as of May 18, 2009, between the corporation and Mellon Investor Services LLC (the “Rights Agreement”), a copy of which is on file with the secretary of the corporation at its principal executive office and shall be made available to stockholders of record without charge upon written request. Any shares of Series A No Par Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever may be restored to the status of authorized but unissued shares after the acquisition thereof. All such shares shall upon any such restoration become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by the board of directors, subject to the conditions and restrictions on issuance set forth herein.

6. Liquidation, Dissolution or Winding Up.

(i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A No Par Preferred Stock unless, prior thereto, the holders of shares of Series A No Par Preferred Stock shall have received the Adjustment Number multiplied by the per share amount to be distributed to holders of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A No Par Preferred Stock.

(ii) In the event that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A No Par Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A No Par Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

8. Anti-Dilution Adjustments to Adjustment Number. In the event the corporation shall at any time after May 26, 2009 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number for all purposes of this Article XI shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the corporation shall at any time after the Rights Declaration Date, fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per share of Common Stock (or having a conversion price per share, if a security convertible into Common Stock) less than the then Current Per Share Market Price of the Common Stock (as defined in Section 11(d) of the Rights Agreement) on such record date, then in each such case the Adjustment Number for all purposes of this Article XI shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price (as defined in Section 11(d) of the Rights Agreement). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the board of directors. Common Stock owned by or held for the account of the corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, options or warrants are not so issued, the Adjustment Number shall be readjusted as if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the Adjustment Number shall be readjusted to be the number which would have resulted from the adjustment provided for in this Section 8 if only the rights, options or warrants that were exercised had been issued.

9. No Redemption. The shares of Series A No Par Preferred Stock shall not be redeemable at the option of the corporation or any holder thereof. Notwithstanding the foregoing sentence, the corporation may acquire shares of Series A No Par Preferred Stock in any other manner permitted by law.

10. Amendment. Subsequent to the Distribution Date (as defined in the Rights Agreement) these articles of incorporation shall not be further amended in any manner which would materially alter or change the preferences, limitations and relative rights of the Series A No Par Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A No Par Preferred Stock, voting separately as a class.

11. Fractional Shares. Series A No Par Preferred Stock may be issued in fractions of a share in integral multiples of one one-hundredth of a share, which shall entitle the holder, in proportion to such holders’ fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A No Par Preferred Stock.